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                                                                    EXHIBIT 99.1

                     [FIRST COMMUNITY BANCSHARES, INC. LOGO]

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:                          FOR MORE INFORMATION,
MAY 21, 2003                                    CONTACT: ROBERT L. SCHUMACHER AT
                                                (276) 326-9000


                FIRST COMMUNITY BANCSHARES, INC. (FCBC) ANNOUNCES
                            SHAREHOLDER APPROVAL OF
                      THE MERGER WITH THE COMMONWEALTH BANK

BLUEFIELD, VIRGINIA - First Community Bancshares, Inc. (the "Company") (Nasdaq:
FCBC; www.fcbinc.com) announced today that the shareholders of The CommonWealth Bank overwhelmingly approved the merger and acquisition of The CommonWealth Bank, a Virginia-chartered commercial bank ("CommonWealth Bank") with and into First Community Bank, N. A. ("First Community Bank"). The total consideration is estimated at approximately $25.0 million and is expected to close during June 2003. Under the terms of the merger agreement, each share of CommonWealth Bank common stock issued and outstanding immediately prior to the closing of the merger transaction shall become and be converted into the right to receive either $30.50 in cash or a number of whole shares of the Company's common stock as determined by dividing $30.50 by the average closing price of the Company's common stock during a specified period preceding the closing of the merger transaction, plus cash in lieu of any fractional share interest. The cash/stock allocation is subject to procedures set forth in the merger agreement, as amended, which permits CommonWealth shareholders to elect to have up to 50% of their outstanding shares converted


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into the right to receive cash. The acquisition will expand First Community
Bank's commercial banking operations to the Richmond, Virginia market area and complement its existing mortgage banking and brokerage network which is currently headquartered in Richmond. CommonWealth Bank has 4 full-service offices located in the Richmond metro area. CommonWealth Bank, which is headquartered in Richmond, had total assets of $151 million, total deposits of $119 million and total stockholders' equity of $8.6 million as of March 31, 2003.

         John M. Mendez, President and CEO of First Community Bancshares, Inc., expressed his enthusiasm for the merger noting that the addition of CommonWealth and the Richmond market to the Company franchise is a significant element of the Company's strategic plan to add metro markets to the Company's existing strong customer base and operations in non-urban markets. According to Mendez, "Our company already has strong ties to the Richmond market through our mortgage Company and a number of strong commercial account relationships. This will enable us to add full service capabilities for those customers and introduce retail services in Eastern Virginia."

         "We are excited about becoming part of the First Community Bank family," said Franklin T. Hall, Commonwealth Bank Chairman. "First Community has long been characterized by high performance and is typically ranked among the nation's top 100 banks. They also have a tradition of paying a substantial dividend to shareholders."

         The merger will bring new services to Commonwealth Bank customers such as on-line bill paying and cash management services for commercial clients. In addition, First

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Community's financial strength also enables the bank to potentially offer more banking locations throughout the Richmond area.

         "We feel extremely confident that this is a `win-win' situation for First Community and for CommonWeath Bank," said J. E. Causey Davis, CommonWealth's President and CEO. "Their management strength is exceptional, and should translate into an even greater banking opportunity for people and companies in and around Richmond."

         In connection with the merger, Harold V. Groome, Jr., CommonWealth board member and Chairman of Groome Transportation, will assume a seat on the Board of Directors of First Community Bancshares, Inc. and both Groome and Hall will serve as directors on the Board of First Community Bank.

         Following the merger, First Community's consolidated assets will approximate $1.7 billion. First Community Bancshares, Inc. is the parent of First Community Bank, N. A. which operates 43 full-service branches (47 following the merger) throughout Virginia, West Virginia and North Carolina and two trust and investment management offices. First Community Bank, N. A. also owns United First Mortgage, Inc. based in Richmond, Virginia, which operates 11 offices from Virginia Beach to Harrisonburg, Virginia, as well as Stone Capital Management, Inc., an investment advisory firm. First Community Bancshares' common stock is traded on the Nasdaq National Market under the symbol "FCBC."


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                                   DISCLAIMER

           This news release may include forward-looking statements. These forward- looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: the timely development, production and acceptance of new products and services and their feature sets; the

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challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.